UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): January 12, 2006

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreements

Master License Agreement

          On January 12, 2006, Rentech, Inc. (“Rentech”), entered into a Master License Agreement (the “Master License Agreement”) with DKRW Advanced Fuels LLC (“DKRW-AF”), a wholly-owned subsidiary of DKRW Energy LLC (“DKRW”), for the use of Rentech’s patented and proprietary Fischer-Tropsch technology for converting synthesis gas into liquid hydrocarbons (the “Rentech Technology”).  DKRW is also a party to the Master License Agreement with respect to certain exclusivity provisions only.

          The Master License Agreement sets forth that if DKRW-AF wishes to build a coal to liquids plant in any domestic or international location and licenses the Rentech Technology for use at such plant, Rentech must enter into a separate license agreement with DKRW-AF for such site.  In this regard, the license fees shall be consistent with the fees provided in the Master License Agreement and the others terms and conditions shall be substantially similar to the initial Site License Agreement (as defined below), subject only to variations required by local law, coal specifications, deadline dates and/or other varying circumstances mutually agreed by Rentech and DKRW-AF.

          A copy of the Master License Agreement is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference.

License Agreement

          Concurrent with the signing of the Master License Agreement, Rentech entered into a License Agreement (the “Site License Agreement”) with Medicine Bow Fuel & Power, LLC (“MBF&P”), a wholly-owned subsidiary of DKRW-AF, for the use of the Rentech Technology in the plant to be constructed by MBF&P in Medicine Bow, Wyoming.

          The Site License Agreement sets forth that MBF&P shall have the obligation to buy the catalyst developed by Rentech from Rentech or its designated suppliers pursuant to a separate supply agreement to be entered into with Rentech.

          Pursuant to the Site License Agreement, Rentech will receive license fees based on plant production capacity, payable in stages as DKRW-AF achieves certain milestones, including receiving a full funding commitment for developing and building such plant (the “Financial Close”) and commencing operation, subject to performance and other obligations on Rentech’s part.   The achievement of these milestones is expected to take several years.

          A copy of the License Agreement is filed as Exhibit 10.2 hereto and incorporated in this Item 1.01 by reference.

Project Development Participation Agreement

          On the same date of the execution of the Master License Agreement and of the Site License Agreement, Rentech entered into a Project Development Participation Agreement (“Participation Agreement”) with DKRW-AF where it was established that DKRW-AF will have the option to purchase certain shares of common stock of Rentech and, on the other side, Rentech will have the right to purchase an equity interest in DKRW-AF.

          As provided in the Participation Agreement, Rentech granted a warrant to DKRW-AF to purchase 1,000,000 shares of common stock of Rentech, at a strike price of $2.4138 per share.  The warrant is fully vested and exercisable at any time until January 11, 2014.  In addition, provided that:

                    (i) DKRW-AF’s plant located in Medicine Bow, Wyoming is the first commercial coal-to-liquids facility in the United States using Rentech Technology to achieve Financial Close, and

                     (ii)  DKRW-AF’s right to terminate the Site License Agreement pursuant to  Section 2.7 of the Site License Agreement has expired or been waived by the MBF&P under the Site License Agreement, then

Rentech will grant to DKRW-AF a warrant, within five (5) business days following the later of either Financial Close or expiration of the termination right referenced in item (ii) above (if not waived), to purchase 2,000,000 additional shares of common stock of Rentech, at a strike price equivalent to the volume weighted average price for the five (5) consecutive trading days of Rentech common stock immediately prior to the date that DKRW-AF achieves Financial Close.  Such warrant will have a term of 8 years from the date of Financial Close.

          DKRW-AF has granted to Rentech in the Participation Agreement an option, exercisable at Financial Close, to purchase an equity interest of up to 5% in DKRW-AF at the purchase price equivalent to the price that a third-party investor would pay under the final shareholder agreement for an equal amount of up to 5% equity interest in the plant located in Medicine Bow, Wyoming (or, under certain circumstances, another plant licensed to use the Rentech Technology), payable either in cash or by a reduction of the license fees payable pursuant to the Site License Agreement. This option will expire immediately after Financial Close or upon the termination of the Site License Agreement, if the Site License Agreement is terminated prior to Financial Close.

          In connection with the exercise of the above mentioned option, if any, Rentech will become a party to the shareholder agreement of DKRW-AF to which the largest shareholder of DKRW-AF is a party, in the form existing at that time and shall thereafter assume all rights, duties and liabilities of comparable minority shareholders of DKRW-AF, in proportion to its equity interest therein and in accordance with the shareholder agreement.

          A copy of the Participation Agreement is filed as Exhibit 10.3 hereto and incorporated in this Item 1.01 by reference.

          A copy of the press release relating to the agreements describe above is filed as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 2.1	Warrant to Purchase 1,000,000 Shares of Common Stock with DKRW Advanced Fuels LLC, dated January 12, 2006.

Exhibit 10.1	Master License Agreement with DKRW Energy LLC and DKRW Advanced Fuels LLC, dated January 12, 2006.

Exhibit 10.2	License Agreement with Medicine Bow Fuel & Power, LLC, dated January 12, 2006.

Exhibit 10.3	Project Development Participation Agreement with DKRW Advanced Fuels LLC, dated January 12, 2006.

Exhibit 99.1	Press Release by Rentech, Inc. January 17, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: January 19, 2006	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom
President and Chief Executive Officer